                                                                 Exhibit 10.32


                                  AMENDMENT
                                      TO
                         LOAN AND SECURITY AGREEMENT


      This Amendment to Loan and Security Agreement is entered into as of the ninth (9th) day of July, 1997, by and between SILICON VALLEY BANK ("Bank") and FRESH CHOICE, INC. ("Borrower").

                                   RECITALS

      Borrower and Bank are parties to that certain Loan and Security Agreement dated as of December 20, 1995, as amended (the "Agreement"). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

      NOW, THEREFORE, the parties agree as follows:

            The following definitions under Section 1.1 are amended to read as follows:

            "Committed Line" means Five Million Dollars ($5,000,000), provided the Committed Line shall be Three Million Five Hundred Thousand Dollars ($3,500,000) until Bank records deeds of trust acceptable to Bank on certain real property in Texas, receives title insurance on such deeds of trust in a form and amount acceptable to Bank, reviews and approves an appraisal on each such property evidencing an aggregate value of at least $3,000,000, and reviews satisfactory environmental reports on each such property.

            "Debt Service Coverage" means, as measured as of the last day of Borrower's 1997 fiscal year, as determined in accordance with GAAP, (a) the EBITDA for the 1997 fiscal year divided by (b) the sum of (i) interest expense for the 1997 fiscal year plus (ii) the current portion of all term debt for the twelve (12) month period following the end of 1997 fiscal year, plus (iii) projected interest and principal payments for the twelve (12) month period following the end of the 1997 fiscal year on the amount of the Term Loan elected by Borrower pursuant to Section 2.1.2. "Debt Service Coverage" means, as measured as of the last day of each fiscal quarter, commencing with the first fiscal quarter of 1998, as determined in accordance with GAAP, (a) the EBITDA for the previous four (4) fiscal quarters of Borrower, divided by (b) the current portion of all term debt for the twelve
(12) month period following the end of such fiscal quarter, plus interest expense for such fiscal quarter, annualized, plus projected interest and principal payments for the twelve (12) month period following the end of the such fiscal year on the amount of the Term Loan elected by Borrower pursuant to Section 2.1.2.

            "Maturity Date" means May 27, 1998, provided any portion of the Revolving Facility that is termed out pursuant to Section 2.1.2 shall be due in accordance with that Section.

      2. The first paragraph of Section 2.1 is amended to read as follows, and the first two paragraphs 2.1.1 are deleted:

            2.1   Revolving Advances.   Subject to and upon the terms and
conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate amount not to exceed the Committed Line or the Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to three (3.0) times Borrower's earnings before taxes, interest, depreciation and amortization, measured on a trailing four quarter basis. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
Section 2.1 may be repaid and reborrowed at any time prior to the Maturity
Date.

      3.    Section 2.1.2 is added to the Agreement, as follows:

            2.1.2 Term Option.

                  (a) At any time prior to the Maturity Date, Borrower may convert up to Three Million Five Hundred Thousand Dollars ($3,500,000) of the Revolving Facility into a term loan (the "Term Loan"). Borrower may elect such term option to be effective on a date (the "Conversion Date") that is two Business Days after Bank's receipt of a written notice to Bank in a form reasonably satisfactory to Bank specifying the amount of the Term Loan. The Term Loan shall bear interest at a floating rate equal to One and Three Quarters Percent (1.75%) plus the Prime Rate. The Term Loan will be payable in forty-eight (48) equal monthly installments of principal, plus accrued interest, on the twenty-seventh day of each month, beginning the month following the Conversion Date. The entire principal balance and all accrued but unpaid interest on the Term Loan shall be due and payable on the fourth anniversary of the Term Loan. Availability under the Revolving Facility shall be reduced on the Conversion Date by the principal amount of the Term Loan.

                  (b) As a condition to exercising the term option, Borrower shall pay Bank a fee equal to 0.5% of the Term Loan, and Borrower shall meet, on a pro forma basis, as of the last day of Borrower's 1997 fiscal year, a Debt Service Coverage of at least 1.75 to 1.00. From and after the Conversion Date, Borrower shall maintain as of the last day of each fiscal quarter a Debt Service Coverage of at least 1.75 to 1.00.

      4. Item (b) of Section 6.3 is amended from ninety (90) days to one hundred (100) days.

      5.    Section 6.9 is amended to read as follows:

            6.9   Tangible Net Worth.   Borrower shall maintain, as of the
last day of each fiscal quarter, a Tangible Net Worth of not less than Twenty Four Million, Five Hundred Thousand Dollars ($24,500,000).

      6.    A new Section 6.13 is added, as follows:

            6.13 EBITDA. Borrower shall achieve, as of the last day of its 1997 fiscal year, a minimum EBITDA of Three Million Five Hundred Thousand Dollars ($3,500,000).

      7.    A new Section 6.14 is added, as follows:

            6.14 Zoopa Restaurants. Borrower shall grant Bank a first priority security interest in all of the personal property in the Zoopa restaurants by June 30, 1998.

      8.    Section 7.11 is amended to read as follows:

            7.11  Fixed Asset Acquisition.   Acquire fixed assets during the
period from May 28, 1997 to May 27, 1998 with a cumulative cost in excess of Seven Million Dollars ($7,000,000).

      9.    A new Section 8.10 is added, as follows:

            8.10  Crescent Default.   An Event of Default occurs under any
agreement between Bank or any other financial institution and Crescent Real Estate Limited Partnership.

      10. The Compliance Certificate to be delivered after the date of this Amendment shall be in substantially the form of Exhibit D hereto.

      11. Unless otherwise defined, all capitalized terms in this Amendment shall be as defined in the Agreement. Except as amended, the Agreement remains in full force and effect.

      12. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

      13. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

      14. As a condition to the effectiveness of this Amendment, Borrower shall have paid a Facility Fee in an amount equal to Twenty Five Thousand Dollars ($25,000), plus all Bank Expenses incurred in connection with the preparation of this Amendment.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.


                                 FRESH CHOICE, INC.



                                 By:    /s/ Dave E. Pertl
                                     -------------------------------------------

                                 Title: Vice President & Chief Financial Officer
                                        ----------------------------------------



                                 SILICON VALLEY BANK


                                 By:    /s/ Julie Schneider
                                     -------------------------------------------

                                 Title: Assistant Vice President
                                        ----------------------------------------